Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 12, 2015 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Reports Total Sales Growth of 6.6% and Comparable Sales Increase of 0.9%
Third Quarter 2015 Earnings Included $0.15 EPS Reduction Related to its Credit Card Portfolio Sale

SEATTLE, Wash. (November 12, 2015) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.42 for the third quarter ended October 31, 2015. This included a reduction in earnings per diluted share of $0.15, which primarily represented transaction costs associated with the closing of its credit card portfolio sale.
The Company's third quarter performance was below Company expectations, reflecting softer sales trends that were generally consistent across channels and merchandise categories. Total Company net sales increased 6.6 percent and comparable sales increased 0.9 percent, compared with the same period last year. On a year-to-date basis, total Company net sales increased 8.5 percent and comparable sales increased 3.5 percent.
The Company is executing its customer strategy through multiple growth initiatives to enhance the customer experience and reach more customers. During the third quarter, the Company opened three new full-line stores, including its first international flagship store in Vancouver, B.C., relocated a full-line store and opened 16 new Rack stores.
FINANCIAL IMPACT OF CREDIT CARD TRANSACTION
On October 1, 2015, the Company sold its credit card portfolio to TD Bank U.S.A., N.A. (TD) for $2.2 billion. The Company is deploying net proceeds of $1.8 billion, after $325 million in debt reduction and transaction costs, directly to shareholders consistent with its balanced capital allocation approach. On October 27, 2015, the Company paid a special cash dividend of $900 million, or $4.85 per share of outstanding common stock. In addition, the Company expects to initiate share repurchase for the remaining net proceeds beginning in the fourth quarter.
For fiscal 2015, the Company estimates a reduction in earnings before interest and taxes of approximately $28 million, or earnings per diluted share of approximately $0.08, related to the credit card transaction. For fiscal 2016, the Company estimates the net financial impact, including the share repurchase impact, to be approximately neutral to earnings per diluted share.
THIRD QUARTER SUMMARY

•
Third quarter net earnings were $81 million and earnings before interest and taxes were $155 million, or 4.8 percent of net sales, compared with net earnings of $142 million and earnings before interest and taxes of $262 million, or 8.6 percent of net sales, during the same period in fiscal 2014.

•	This included a reduction in earnings before interest and taxes of approximately $46 million, related to the credit card transaction.

•	In addition, the impact of the Trunk Club acquisition and the ongoing entry into Canada represented an incremental reduction to earnings before interest and taxes of $20 million relative to last year.

•
Total Company net sales of $3.2 billion for the third quarter increased 6.6 percent compared with net sales of $3.0 billion during the same period in fiscal 2014. Total Company comparable sales for the third quarter increased 0.9 percent.

•
Nordstrom comparable sales, which consist of full-line stores and Nordstrom.com, increased 0.3 percent. The top-performing merchandise category was Cosmetics. In addition, coats, younger customer-focused departments and dresses continued to reflect strength in Women's Apparel.

•
Full-line net sales of $1.6 billion decreased 1.9 percent and comparable sales decreased 2.2 percent compared with the same period last year. The Northwest and Southern California were the top-performing geographic regions.

•	Nordstrom.com net sales increased 11 percent, reflecting continued expansion of merchandise selection.

•	Net sales in the off-price business increased 12 percent compared with the same period last year.

•	Nordstrom Rack net sales of $0.9 billion increased 8.4 percent while comparable sales decreased 2.2 percent, compared with the same period in fiscal 2014.

•	Nordstromrack.com/HauteLook net sales increased 39 percent, continuing to outperform expectations.

•
Gross profit of $1.1 billion, or 33.9 percent of net sales, decreased 163 basis points compared with the same period in fiscal 2014, primarily due to higher markdowns in addition to the planned impact of higher occupancy costs related to store growth and the increased mix of Nordstrom Rack.

•	Ending inventory increase of 8.0 percent was in-line with the increase in net sales of 6.6 percent.

•
Selling, general and administrative expenses of $1.0 billion, or 30.8 percent of net sales, increased 68 basis points compared with the same period in fiscal 2014. The increase was in-line with expectations, reflecting growth initiatives related to Trunk Club and Canada in addition to higher fulfillment costs associated with online growth.

•
The Nordstrom Rewards loyalty program continues to contribute to overall results, with members shopping more frequently and spending more on average than non-members. The Company opened approximately 260,000 new accounts in the third quarter. With 4.6 million active members, sales from members increased 8 percent in the third quarter and represented 38 percent of sales.

•
On October 1, 2015, Nordstrom's board of directors authorized an additional $1.0 billion share repurchase program. During the third quarter, the Company repurchased 3.5 million shares of its common stock for $250 million. A total of $1,486 million remains available under its existing share repurchase board authorizations. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("Commission") rules.

•
Return on invested capital (ROIC) for the 12 months ended October 31, 2015 was 11.4 percent compared with 13.1 percent in the prior 12-month period. This decrease reflected ongoing store expansion and increased technology investments in addition to the acquisition of Trunk Club. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
To date in fiscal 2015, the Company opened five full-line stores, relocated one full-line store and opened 27 Nordstrom Rack stores. The Company opened the following stores in the third quarter of 2015:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom full-line - U.S.
Minneapolis, Minnesota	Ridgedale Center	140	October 2
Torrance, California[1]	Del Amo Fashion Center	149	October 9
Wauwatosa, Wisconsin	Mayfair	150	October 23

Nordstrom full-line - Canada
Vancouver, British Columbia	Pacific Centre	231	September 18

Nordstrom Rack
Albany, New York	Colonie Center	35	September 3
Anchorage, Alaska	The Mall at Sears	35	September 3
Buffalo, New York	Boulevard Consumer Square	35	September 3
Clearwater, Florida	Countryside Mall	39	September 3
Mount Pleasant, South Carolina	Bowman Place	34	September 3
Baton Rouge, Louisiana	The Mall of Louisiana	30	October 1
Long Beach, California	Marina Pacifica Mall	24	October 1
Newark, Delaware	Christiana Fashion Center	32	October 1
Rockaway, New Jersey	Rockaway Commons	39	October 1
Thousand Oaks, California	Janss Marketplace	39	October 1
Cerritos, California	Cerritos Best Plaza	34	October 22
Eatontown, New Jersey	Crossroads at Eatontown	35	October 22
Emeryville, California	East Bay Bridge Center	38	October 22
Fort Collins, Colorado	Foothills Mall	34	October 22
Syracuse, New York	Destiny USA	30	October 22
Wayne, New Jersey	Wayne Town Center	37	October 22
1 Nordstrom relocated its full-line store at the South Bay Galleria in Redondo Beach, California to the nearby Del Amo Fashion Center.

Number of stores	October 31, 2015	November 1, 2014
Nordstrom full-line - U.S.	118	118
Nordstrom full-line - Canada	3	1
Nordstrom Rack	194	167
Other[1]	8	7
Total	323	293
[1] Other includes our Trunk Club clubhouses, Jeffrey boutiques and our Last Chance store.

Gross square footage	28,610,000	27,272,000

FISCAL YEAR 2015 OUTLOOK
The Company updated its annual earnings per diluted share expectations, incorporating third quarter results. Nordstrom's expectations for fiscal 2015 are as follows:

	Prior Outlook	Current Outlook
Net sales increase (percent)	8.5 to 9.5	7.5 to 8.0
Comparable sales increase (percent)	3.5 to 4.5	2.5 to 3.0
Gross profit % (basis points)	5 decrease to 5 increase	50 to 60 decrease
Selling, general and administrative expenses % (basis points)	65 to 75 increase	70 to 75 increase
Earnings per diluted share (excluding the impact of the credit transaction and other, and impact of any future share repurchases)[1]	$3.70 to $3.80	$3.40 to $3.50
Impact of credit transaction and other[1]	$51 million EBIT increase	$38 million EBIT decrease
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.85 to $3.95	$3.30 to $3.40
1 The impact of the credit transaction and other primarily represents revenue-sharing related to the program agreement, transaction costs, non-cash accounting adjustments and other loss.

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2015 results and fiscal 2015 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' prepared remarks, the conference call slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks, the conference call slides and Performance Summary document will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13623029, until the close of business on November 19, 2015.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 323 stores in 39 states, including 121 full-line stores in the United States, Canada and Puerto Rico; 194 Nordstrom Rack stores; two Jeffrey boutiques; and one clearance store. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its five clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2016, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the investment opportunities in our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits of the long-term program agreement with TD Bank U.S.A., N.A.; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing, price, manner and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2015, and our Form 10-Q for the fiscal quarters ended May 2, 2015 and August 1, 2015, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$3,239	$3,040	$9,953	$9,172
Credit card revenues, net	89	100	291	291
Total revenues	3,328	3,140	10,244	9,463
Cost of sales and related buying and occupancy costs	(2,142)	(1,961)	(6,468)	(5,912)
Selling, general and administrative expenses	(999)	(917)	(3,018)	(2,693)
Credit transaction and other, net	(32)	—	19	—
Earnings before interest and income taxes	155	262	777	858
Interest expense, net	(30)	(34)	(94)	(104)
Earnings before income taxes	125	228	683	754
Income tax expense	(44)	(86)	(263)	(289)
Net earnings	$81	$142	$420	$465

Earnings per share:
Basic	$0.43	$0.74	$2.22	$2.45
Diluted	$0.42	$0.73	$2.17	$2.40

Weighted-average shares outstanding:
Basic	187.2	190.7	189.1	190.0
Diluted	191.3	194.7	193.2	193.4

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 31, 2015	January 31, 2015	November 1, 2014
Assets
Current assets:
Cash and cash equivalents	$821	$827	$433
Accounts receivable, net	215	2,306	2,253
Merchandise inventories	2,402	1,733	2,228
Current deferred tax assets, net	247	256	253
Prepaid expenses and other	202	102	170
Total current assets	3,887	5,224	5,337

Land, property and equipment (net of accumulated depreciation of $5,020, $4,698 and $4,587)	3,742	3,340	3,223
Goodwill	447	435	436
Other assets	510	246	273
Total assets	$8,586	$9,245	$9,269

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,688	$1,328	$1,673
Accrued salaries, wages and related benefits	417	416	377
Other current liabilities	1,075	1,048	950
Current portion of long-term debt	9	8	8
Total current liabilities	3,189	2,800	3,008

Long-term debt, net	2,800	3,123	3,119
Deferred property incentives, net	568	510	503
Other liabilities	621	372	365

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 185.4, 190.1 and 190.1 shares issued and outstanding	2,519	2,338	2,283
(Accumulated deficit) Retained earnings	(1,047)	166	29
Accumulated other comprehensive loss	(64)	(64)	(38)
Total shareholders' equity	1,408	2,440	2,274
Total liabilities and shareholders' equity	$8,586	$9,245	$9,269

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 31, 2015	November 1, 2014
Operating Activities
Net earnings	$420	$465
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	424	376
Amortization of deferred property incentives and other, net	(61)	(56)
Deferred income taxes, net	(78)	(39)
Stock-based compensation expense	57	48
Tax benefit from stock-based compensation	14	14
Excess tax benefit from stock-based compensation	(14)	(15)
Bad debt expense	26	28
Credit transaction and other, net	(46)	—
Change in operating assets and liabilities:
Accounts receivable	(73)	(94)
Proceeds on sale of accounts receivable originated at Nordstrom	1,297	—
Merchandise inventories	(607)	(574)
Prepaid expenses and other assets	(36)	(60)
Accounts payable	326	314
Accrued salaries, wages and related benefits	(2)	(13)
Other current liabilities	(34)	38
Deferred property incentives	128	77
Other liabilities	4	7
Net cash provided by operating activities	1,745	516

Investing Activities
Capital expenditures	(857)	(616)
Change in credit card receivables originated at third parties	33	(10)
Proceeds from sale of accounts receivable originated at third parties	890	—
Other, net	3	(12)
Net cash provided by (used in) investing activities	69	(638)

Financing Activities
Proceeds from long-term borrowings, net of discounts	13	26
Principal payments on long-term borrowings	(6)	(5)
Defeasance of long-term debt	(339)	—
Increase (decrease) in cash book overdrafts	7	(58)
Cash dividends paid	(1,116)	(189)
Payments for repurchase of common stock	(517)	(537)
Proceeds from issuances under stock compensation plans	90	117
Excess tax benefit from stock-based compensation	14	15
Other, net	34	(8)
Net cash used in financing activities	(1,820)	(639)

Net decrease in cash and cash equivalents	(6)	(761)
Cash and cash equivalents at beginning of period	827	1,194
Cash and cash equivalents at end of period	$821	$433

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom branded full-line stores and online store, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail Business for the quarter and nine months ended October 31, 2015 compared with the same period in 2014:

	Quarter Ended
	October 31, 2015		November 1, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,239	100.0%	$3,040	100.0%
Cost of sales and related buying and occupancy costs	(2,140)	(66.1%)	(1,960)	(64.5%)
Gross profit	1,099	33.9%	1,080	35.5%
Selling, general and administrative expenses	(951)	(29.3%)	(875)	(28.8%)
Earnings before interest and income taxes	148	4.6%	205	6.8%
Interest expense, net	(27)	(0.8%)	(29)	(1.0%)
Earnings before income taxes	$121	3.7%	$176	5.8%

	Nine Months Ended
	October 31, 2015		November 1, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$9,953	100.0%	$9,172	100.0%
Cost of sales and related buying and occupancy costs	(6,463)	(64.9%)	(5,908)	(64.4%)
Gross profit	3,490	35.1%	3,264	35.6%
Selling, general and administrative expenses	(2,871)	(28.8%)	(2,557)	(27.9%)
Other loss	(10)	(0.1%)	—	—
Earnings before interest and income taxes	609	6.1%	707	7.7%
Interest expense, net	(82)	(0.8%)	(90)	(1.0%)
Earnings before income taxes	$527	5.3%	$617	6.7%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Nordstrom full-line stores - U.S.	$1,634	$1,666	$5,431	$5,423
Nordstrom.com	414	371	1,518	1,291
Nordstrom	2,048	2,037	6,949	6,714
Nordstrom Rack	885	816	2,573	2,316
Nordstromrack.com/HauteLook	129	93	363	249
Other retail[1]	107	45	250	60
Total Retail segment	3,169	2,991	10,135	9,339
Corporate/Other	70	49	(182)	(167)
Total net sales	$3,239	$3,040	$9,953	$9,172
1 Other retail includes Trunk Club, our Nordstrom Canada full-line stores and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar amounts in millions)
Credit
On October 1, 2015, we completed the sale of substantially all of our U.S. Visa and private label credit card portfolio to TD. The related credit card receivables are no longer reported on our Condensed Consolidated Balance Sheets. However, we continue to receive a substantial portion of revenue generated by the credit card portfolio.
Prior to the close of the credit card receivable transaction, our Credit business earned finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom Visa credit cards. Following the close of the credit card receivable transaction, and under the new program agreement with TD, we receive a substantial portion of revenue generated by the credit card portfolio owned by TD. We recorded certain assets that amortize and deferred revenues that we recognize when earned during the program agreement.
In the second quarter of 2015, we reclassified substantially all of our U.S. Visa and private label credit card receivables from "held for investment" to "held for sale" and, as such, recorded these receivables at the lower of cost (par) or fair value. Due to this classification change, the allowance on these receivables of $64 was reversed during the quarter ended August 1, 2015 as the fair value of these receivables was greater than cost.
The following tables summarize the results of our Credit business for the quarter and nine months ended October 31, 2015 compared with the same period in 2014:

	Quarter Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Credit card revenues, net	$89	$100	$291	$291
Credit expenses	(50)	(43)	(152)	(140)
Credit transaction, net	(32)	—	29	—
Earnings before interest and income taxes	7	57	168	151
Interest expense	(3)	(5)	(12)	(14)
Earnings before income taxes	$4	$52	$156	$137

	Quarter Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Allowance at beginning of period	$1	$80	$75	$80
Bad debt expense	6	6	26	28
Write-offs	(11)	(14)	(49)	(52)
Recoveries	5	3	13	19
Credit transaction - reversal of allowance for credit losses	—	—	(64)	—
Allowance at end of period	$1	$75	$1	$75

Annualized net write-offs as a percentage of average credit card receivables[1]	N/A	2.0%	N/A	2.1%

			October 31, 2015	November 1, 2014
30 days or more delinquent as a percentage of ending credit card receivables[1]			N/A	2.0%
1 As a significant majority of the Company's receivables were sold on October 1, 2015 and are now owned by TD, this metric is no longer meaningful.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended October 31, 2015, our ROIC decreased to 11.4% compared with 13.1% for the 12 fiscal months ended November 1, 2014, primarily due to ongoing store expansion and increased technology investments in addition to the acquisition of Trunk Club.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	October 31, 2015	November 1, 2014
Net earnings	$675	$732
Add: income tax expense	438	458
Add: interest expense	129	155
Earnings before interest and income tax expense	1,242	1,345

Add: rent expense	165	133
Less: estimated depreciation on capitalized operating leases[1]	(88)	(70)
Net operating profit	1,319	1,408

Less: estimated income tax expense[2]	(519)	(542)
Net operating profit after tax	$800	$866

Average total assets[3]	$9,362	$8,733
Less: average non-interest-bearing current liabilities[4]	(2,965)	(2,658)
Less: average deferred property incentives[3]	(536)	(498)
Add: average estimated asset base of capitalized operating leases[5]	1,171	1,035
Average invested capital	$7,032	$6,612

Return on assets	7.2%	8.4%
ROIC	11.4%	13.1%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended October 31, 2015 and November 1, 2014.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of October 31, 2015 and November 1, 2014, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2015[1]	2014[1]
Debt	$2,809	$3,127
Add: estimated capitalized operating lease liability[2]	1,320	1,068
Less: fair value hedge adjustment included in long-term debt	(26)	(39)
Adjusted Debt	$4,103	$4,156

Net earnings	$675	$732
Add: income tax expense	438	458
Add: interest expense, net	129	155
Earnings before interest and income taxes	1,242	1,345

Add: depreciation and amortization expenses	557	498
Add: rent expense	165	133
Add: non-cash acquisition-related charges	13	8
EBITDAR	$1,977	$1,984

Debt to Net Earnings	4.2	4.3
Adjusted Debt to EBITDAR	2.1	2.1
1 The components of Adjusted Debt are as of October 31, 2015 and November 1, 2014, while the components of EBITDAR are for the 12 months ended October 31, 2015 and November 1, 2014.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended October 31, 2015, we had negative Free Cash Flow of $(188) compared with $(357) for the nine months ended November 1, 2014.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	October 31, 2015	November 1, 2014
Net cash provided by operating activities	$1,745	$516
Less: capital expenditures	(857)	(616)
Less: cash dividends paid	(1,116)	(189)
Add (Less): change in credit card receivables originated at third parties	33	(10)
Add (Less): change in cash book overdrafts	7	(58)
Free Cash Flow	$(188)	$(357)

Net cash provided by (used in) investing activities	$69	$(638)
Net cash used in financing activities	(1,820)	(639)